Exhibit 15.1


[Letterhead of KPMG Peat Marwick LLP]


                                Awareness Letter
                                ----------------

The Board of Directors
La Quinta Inns, Inc.
San Antonio, Texas


Re: Registration Statement No. 333-47737 and 333-47737-01.

With respect to the subject registration statements filed by Meditrust and La Quinta Inns, Inc., we acknowledge our awareness of the incorporation by reference therein of our report dated May 4, 1998 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.




                                                           Very truly yours,

                                                       /s/ KPMG Peat Marwick LLP


San Antonio, Texas
May 18, 1998